CHAPMAN AND CUTLER
                     111 WEST MONROE STREET
                        CHICAGO, IL 60603


                        February 13, 1997




Nike Securities L.P.
1001 Warrenville Road
Lisle, Illinois  60532

    Re:  The First Trust Special Situations Trust, Series 169

Gentlemen:

     We have served as counsel for Nike Securities L.P., as Sponsor and Depositor of The First Trust Special Situations Trust, Series 169 in connection with the preparation, execution and delivery of a Trust Agreement dated February 13 , 1997 among Nike Securities L.P., as Depositor, The Chase Manhattan Bank, as Trustee, Muller Data Corporation, as Evaluator, and First Trust Advisors L.P., as Portfolio Supervisor, pursuant to which the Depositor has delivered to and deposited the Securities listed in Schedule A to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor a certificate or certificates representing units of fractional undivided interest in and ownership of the Fund created under said Trust Agreement.

     In  connection  therewith, we have  examined  such  pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

     1. The execution and delivery of the Trust Agreement and the execution and issuance of certificates evidencing the Units in the Fund have been duly authorized; and

     2. The certificates evidencing the Units in the Fund when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of the Fund and the Depositor in accordance with the terms thereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-12663) relating to the Units referred to above, to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                   Respectfully yours,


                                   CHAPMAN AND CUTLER